Exhibit 99.1

September 12, 2014

Dear Shareholder:

CNL Lifestyle Properties, Inc. (the Company) was formed with the goal of investing in and owning a diversified portfolio based on a lifestyle-oriented, demographically driven investment approach. When aggregated by initial purchase price, our holdings consist of approximately 25 percent ski and mountain lifestyle, 19 percent golf, 19 percent senior housing, 22 percent attractions and waterparks, 6 percent marinas, and 9 percent additional lifestyle properties.

Our equity offering was completed on April 9, 2011. In March 2014, we engaged Jefferies LLC, a leading global investment banking and advisory firm, to assist management and our board of directors in evaluating various strategic alternatives to provide liquidity to our shareholders. Consistent with this strategy, in June 2014, we signed a purchase and sale agreement to sell our golf portfolio to a third-party buyer, and we expect to complete the sale by the end of 2014. As we continue to explore liquidity strategies, our focus will remain on seeking attractive exit alternatives for the remainder of our property portfolio.

Approaching the end of our life cycle, our board of directors has determined it is in the best interest of the Company to discontinue the distribution reinvestment plan (DRP) effective September 26, 2014. Beginning with third quarter distributions, which will be paid in September 2014, participants in the DRP will receive their distributions in cash instead of common stock. For IRAs and other qualified accounts, the cash distributions will be remitted to the shareholder’s custodian of record.

Our board of directors also approved the suspension of the Company’s share redemption plan. We will accept redemption requests received up until the close of business on September 26, 2014; however, redemption requests will not exceed the $3.0 million quarterly cap, and will only be processed based on qualified hardship circumstances resulting from death, qualifying disability, bankruptcy and unforeseen emergency. All other requests will be placed in the redemption queue and will remain there, in the event the redemption plan is reinstated in the future.

Both of the above actions are typical for a mature company nearing a liquidity event or events – like CNL Lifestyle Properties. The board of directors continues to evaluate the distribution rate on an ongoing basis and will make adjustments, as necessary, based on current and projected portfolio and Company performance, asset sales or other events. If you have any questions, please contact your financial advisor or Client Services at 866-650-0650, option 3 and then option 0.

Sincerely,

Stephen H. Mauldin

President & Chief Executive Officer

cc: Financial Advisors